Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

INVESTORS:	MEDIA:
Renovis, Inc.	Noonan/Russo
John C. Doyle	Emily Poe
(650) 266-1407	212-845-4266
doyle@renovis.com	emily.poe@eurorscg.com

Renovis Enters Worldwide Collaboration and License Agreement to

Research, Develop and Commercialize Small Molecule VR1 Antagonists with Pfizer

South San Francisco, California– May 31, 2005 — Renovis, Inc. (Nasdaq: RNVS), a developer of drugs to treat neurological diseases and disorders, today announced that it has entered into a worldwide collaboration and licensing agreement with Pfizer Inc. (NYSE: PFE) to research, develop and commercialize small molecules that target the vanilloid receptor, VR1.

The collaboration will focus on treatments for pain, urinary incontinence, and other diseases and disorders.

The VR1 receptor is an ion channel protein that mediates and influences cell signaling, including the nerve cell signaling that generates some types of pain. Inhibitors of VR1 are predicted to be useful in the treatment of inflammation, various pain conditions, and a number of other disorders.

“Safe and effective antagonists of VR1 have the potential to address major medical needs in multiple therapeutic areas,” stated Corey S. Goodman, Ph.D., President and CEO of Renovis.

“We have made excellent progress in our VR1 program at Renovis and are very pleased to be joining our efforts with those of Pfizer at an important time in the program’s evolution.”

“Pfizer’s exceptional development and commercialization capabilities are an ideal match with the research and preclinical expertise at Renovis,” added Michael G. Kelly, Ph.D., Vice President of Drug Discovery. “We look forward to working with Pfizer to identify best-in-class VR1 therapeutics to treat major medical needs.”

Under the terms of the agreement, Renovis and Pfizer will combine their current VR1 research and development programs, including all existing VR1 antagonists, in a global research and development collaboration. The companies will form a joint steering committee to monitor and oversee the collaboration. Pfizer will fund all aspects of the collaboration including the research and preclinical development efforts at Renovis and will have exclusive worldwide rights to commercialize products that result from the collaboration. The goal of the alliance is to selectand advance the most promising drug candidates with the hope of providing patients with better products for pain and other conditions known to be associated with VR1.

Upon commencement of the collaboration, which may be subject to certain regulatory approvals, Pfizer will pay a $10 million license fee to Renovis, and during the first two years of the collaboration, Pfizer will provide Renovis with research funding in excess of $7 million. Pfizer also has the option to extend the agreement for up to two additional years subject to additional funding requirements. Renovis will be eligible to receive research, development, approval and commercialization milestones resulting in total potential payments to Renovis through successful achievement of research development and commercialization milestones for each product resulting from the collaboration of greater than $170 million. Upon commercialization of a product resulting from the collaboration, Renovis would be entitled to receive royalties on net sales by Pfizer.

2005 Financial Guidance

Financial projections involve a high level of uncertainty due, among many factors, to the variability involved in predicting clinical trial enrollment rates and results, requirements of early stage research programs, and the potential for Renovis to enter into new licensing agreements or strategic collaborations. The Company intends to update financial guidance for 2005 when it releases results for each quarter or upon the announcement of material corporate events.

For the year ending December 31, 2005, the Company has updated its financial guidance as previously announced in conjunction with its results for the quarter ended March 31, 2005, to give effect to the collaboration with Pfizer. The Company now expects:

•	Total contract revenue from existing agreements with Genentech and Pfizer of $6.5 million to $7.0 million; and

•	Total operating expenses of $45 million to $50 million.

About Renovis

Renovis is a biopharmaceutical company developing drugs to treat neurological diseases and disorders. Our most advanced product candidate, CEROVIVE5® (NXY-059), is in Phase III clinical trials for acute ischemic stroke with our exclusive licensee, AstraZeneca AB. CEROVIVE (NXY-059), an investigational drug under development by AstraZeneca and licensed from Renovis, Inc., has a proposed mechanism of action of free radical trapping. It is being studied as a neuroprotectant in clinical trials based on effects seen in experimental models of acute ischemic stroke. We are independently developing REN-1654, an oral drug candidate for neuropathic pain in a Phase II clinical trial for sciatica and REN-850, an oral drug candidate for multiple sclerosis in a Phase I clinical trial. Our research and development programs focus on major medical needs in the areas of neuroprotection, pain and neuroinflammatory diseases.

For additional information about the company, please visit www.renovis.com.

CEROVIVE (NXY-059) is a registered trademark of the AstraZeneca group of companies. All other product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. We may not actually achieve these plans, intentions or expectations and Renovis cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make.

Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to: our heavy dependence on the success of CEROVIVE (NXY-059), which is still under development; our dependence on our strategic collaboration with AstraZeneca; AstraZeneca’s success in obtaining regulatory approval to market CEROVIVE (NXY-059); our ability to successfully develop other product candidates, such as REN-1654 and REN-850; obtaining, maintaining and protecting the intellectual property incorporated into our product candidates; and our ability to obtain additional funding to support our business activities. These and other risks are described in greater detail in the “Risk Factors” section of our Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on May 16, 2005. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

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